UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2016

FLEX LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Changi South Lane, Singapore		486123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (65) 6876-9899

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On November 30, 2016, Flex Ltd. (the “Company”) entered into a $700 million term loan agreement (the “Term Loan Agreement”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent (the “Administrative Agent”), and the other Lenders party thereto and Sumitomo Mitsui Banking Corporation, as Syndication Agent, Bank of China, New York Branch, DBS Bank, Ltd., Industrial and Commercial Bank of China Limited, New York Branch, and Mizuho Bank (USA), as Co-Documentation Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Sumitomo Mitsui Banking Corporation, Bank of China, New York Branch, DBS Bank, Ltd., and Mizuho Bank (USA), as Joint Lead Arrangers and Joint Bookrunners.  The Term Loan Agreement consists of a $700 million term loan facility that matures on November 30, 2021. The Term Loan Agreement permits the Company, at its option, to add one or more incremental term loan facilities in an aggregate amount not to exceed $150 million. Any incremental term loan facility would be on terms to be agreed among the Company, the Administrative Agent, and the lenders who agree to participate in the incremental term loan facility.

On November 30, 2016, the Company borrowed the full $700 million amount under the Term Loan Agreement (i) to repay approximately $570.8 million of outstanding term loans, including interest and fees, owing under the Company’s existing Term Loan Agreement, dated as of August 30, 2013, among the Company, the Administrative Agent and the other Lenders party thereto (as amended, the “Existing Term Loan Agreement”), which term loans were otherwise due to mature on August 30, 2018 and (ii) for working capital purposes.  The Term Loan Agreement replaced the Existing Term Loan Agreement, which was terminated on November 30, 2016.

Borrowings under the Term Loan Agreement bear interest, at the Company’s option, either at (i) the greatest of (a) the prime rate in effect on each day as published in The Wall Street Journal, (b) the federal funds effective rate in effect on each day, plus 0.50% and (c) the LIBOR (the London Interbank Offered Rate) rate that would be calculated as of each day in respect of a proposed LIBOR loan with a one-month interest period, plus 1.0%; plus, in the case of each of clauses (a) through (c), an applicable margin ranging from 0.125% to 1.125%, based on the Company’s credit ratings (as determined by Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Inc. and Fitch Ratings Inc.) or (ii) LIBOR plus the applicable margin for LIBOR loans ranging between 1.125% and 2.125%, based on the Company’s credit ratings.

The Term Loan Agreement is unsecured, and contains customary restrictions on the ability of the Company and its subsidiaries to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates.  These covenants are subject to a number of significant exceptions and limitations. The Term Loan Agreement also requires that the Company maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum interest coverage ratio, as defined, during the term of the Term Loan Agreement; provided that the requirement to maintain the minimum interest coverage ratio may be suspended in certain circumstances.  Borrowings under the Term Loan Agreement are guaranteed by certain of the Company’s subsidiaries.

The Term Loan Agreement contains customary events of default.  If an event of default under the Term Loan Agreement occurs and is continuing, then the Administrative Agent shall, at the request of, or may, with the consent of, the required lenders, declare any outstanding obligations under the Term Loan Agreement to be immediately due and payable.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the complete text of the Term Loan Agreement, a copy of which is filed as Exhibit 10.01 to this Current Report on Form 8-K and incorporated herein by reference.

Some of the lenders under the Term Loan Agreement and the Existing Term Loan Agreement and/or their respective affiliates have from time to time performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they received or will receive customary fees and commissions.

Item 1.02  Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above with respect to the Existing Term Loan Agreement is hereby incorporated by reference into this Item 1.02.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit

10.01	Term Loan Agreement, dated as of November 30, 2016, among Flex Ltd., as borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent, and the other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX LTD.

Date:	December 1, 2016	By:	/s/ Christopher Collier
			Name:	Christopher Collier
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.01	Term Loan Agreement, dated as of November 30, 2016, among Flex Ltd., as borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent, and the other Lenders party thereto.